FOR IMMEDIATE RELEASE September 10, 2003	Contacts:	Investors Andrew Brown 646/414-1151	Media Robin Schoen 215/504-2122

MEDIX RESOURCES ANNOUNCES AGREEMENT

WITH PHARMACY BENEFIT MANAGER

Contract for Implementation of Medix's CarePoint™ to Physicians

          New York, NY -Medix Resources, Inc. [AMEX:MXR] today announced that it has entered into a revenue-generating service agreement with a major pharmacy benefit manager ("PBM") to achieve successful implementation of its CarePoint™ technologies. Medix, through its wholly owned HealthRamp subsidiary, provides Internet-based communication, data integration, and transaction processing technologies designed to provide access to safer and better healthcare at the point of care.

          "This agreement complements our national advertising campaign," stated Darryl Cohen, Medix CEO and President. "The first phase of our national advertising campaign already has created a greater initial response than expected. Our marketing initiatives, along with this program, further our goals - introduce CarePoint™ to physicians; establish HealthRamp as a brand synonymous with better and safer healthcare; and earn service revenues."

          Medix, through its wholly owned HealthRamp subsidiary, provides Internet-based communication, data integration, and transaction processing designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, hospitals, health management organizations, and health insurance companies. Additional information about HealthRamp, and its products and services, can be found at www.HealthRamp.com.

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Information in this press release contains forward-looking statements. Actual results could differ materially from such statements as a result of risks and uncertainties that could adversely affect Medix in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness and the marketability of those services, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-K for 2002, which was filed with the Securities and Exchange Commission on March 27, 2003. This information is available from the SEC or the Company.